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                           GTE Southwest Incorporated


                                                                     EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       Three Months Ended
(Dollars in Millions)                                      March 31, 2002
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Income before provision for income taxes                          $  87.9
Interest expense                                                     12.4
Portion of rent expense representing interest                         4.9
Amortization of capitalized interest                                   .1
                                                       ----------------------

Earnings, as adjusted                                             $ 105.3
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Fixed charges:
Interest expense                                                  $  12.4
Portion of rent expense representing interest                         4.9
Capitalized interest                                                   .1
                                                       ----------------------

Fixed Charges                                                     $  17.4
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Ratio of Earnings to Fixed Charges                                   6.05
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